Exhibit 10(a)

                             EMPLOYMENT AGREEMENT



        THIS AGREEMENT is entered into as of March 19, 1997, between JACOBSON STORES INC., a Michigan corporation, of Jackson, Michigan (the "Company"), and P. GERALD MILLS, of Jackson, Michigan ("Mills").

        THE PARTIES HEREBY AGREE as follows:

        1. Employment and Term. The Company employs Mills as Chairman of the Board and Chief Executive Officer, and Mills agrees to serve in that capacity and/or in such other capacity or capacities as the Board of Directors of the Company deems advisable, for a term of three years commencing October 31, 1996 and continuing through October 31, 1999, unless terminated sooner pursuant to the provisions of paragraph 5, for the compensation and on the terms set forth in this Agreement.

        2.     Compensation.

               (a) Salary. Subject to the provisions of paragraph 5, Mills's salary shall be Two Hundred Twenty-One Thousand Dollars ($221,000.00) per year.

               (b) Bonus. Mills shall participate in the 1996 Jacobson Stores Inc. Management Incentive Plan and, while employed by the Company, in any successor management incentive plan established from time to time by the Company.

               (c) Vacation and Other Benefits. While he is employed by the Company, Mills shall be entitled to four weeks of vacation each year beginning in fiscal 1997. Mills shall also participate in such plans and additional benefits as may generally be available from time to time to other executive officers of the Company and for which Mills is eligible.

               (d) Stock Option. Effective October 31, 1996, Mills was granted an option to purchase 300,000 of the Company's Common Shares, par value $1.00 a share, at $8.375 a share (the "Option"). Mills' right to purchase 200,000 Common Shares subject to the Option is subject to shareholder approval of an amendment to the Jacobson Stock Option Plan of 1994 (the "Plan") increasing the number of shares subject to the Plan. If shareholder approval of the amendment to the Plan is not obtained, the portion of the Option to purchase those 200,000 shares will be cancelled, and instead, the Company will pay Mills, in cash, on each date that a portion of the Option would have vested with respect to such 200,000 shares (the "Vesting Dates"), an amount equal to the number of such shares that would have vested on such Vesting Date multiplied by the excess, if any, of (i) the fair market value of a Company Common Share on such Vesting Date, over (ii) $8.375, unless Mills and the Company agree on other alternative compensation.



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        3.     Deferred Compensation. Mills may determine that payment of any part of Mills's salary for any year shall be deferred pursuant to, and on the terms and conditions set forth in, the Jacobson Stores Inc. Deferred Compensation Plan, as amended from time to time. If any part of Mills's salary for a year is deferred, one-twelfth of such amount shall be deferred each month during the year. Interest shall accrue on deferred compensation from the last day of the month for which the compensation is deferred.
Neither Mills, his estate, his wife, nor any beneficiary shall have any power to assign or encumber the right to receive deferred compensation, and any attempted assignment or encumbrance thereof shall be null and void.

        4. Duties. Mills agrees, as long as his employment by the Company continues, to devote his best efforts to furthering the interests of the Company; to comply with all regulations and policies of the Company; and to perform the duties requested by the Board of Directors of the Company.

        5. Death, Incapacity and Other Events. Mills's employment under this Agreement shall terminate on the earliest to occur of the following: (i) immediately upon Mills's death, (ii) at the Company's option, immediately when notice to Mills of such termination is given after Mills's permanent incapacity (established to the reasonable satisfaction of the Board of Directors of the Company), (iii) at the Company's option, immediately when notice to Mills of such termination is given on or after the occurrence of good cause for termination of his employment under this Agreement (as determined in good faith by the Board of Directors of the Company), (iv) not less than 30 days after notice of such termination is given to Mills by the Company, and (v) not less than six months after notice of such termination is given to the Company by Mills (unless the Company elects to have such termination occur earlier). Notice will be deemed to be given on the earliest of (i) when delivered, or (ii) three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) one business day after sent by recognized overnight courier, if to Mills, to Mills's address on the Company's corporate records, and if to the Company, to the address of its principal executive offices. The following events during the term of this Agreement shall have the following respective effects on the obligations of the Company pursuant to this Agreement:

               (a) Death. If employment is terminated due to Mills's death, the Company shall have no obligation to pay any salary or other amounts or benefits under this Agreement or otherwise for any period after the date of termination of employment, but benefits may continue to the extent provided in any wage continuation program, insurance, or other employee benefit plans that are generally applicable to all executive officers of the Company and that are maintained by the Company at that time. Mills shall be entitled to his accrued salary through the date of termination and the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination.

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               (b) Permanent Incapacity. If employment is terminated due to
Mills's permanent incapacity (established to the reasonable satisfaction of the Board of Directors of the Company), the Company shall have no obligation to pay any salary or other amounts or benefits under this Agreement or otherwise for any period after the date of termination of employment, but benefits may continue to the extent provided in any wage continuation program, insurance, or other employee benefit plans that are generally applicable to all executive officers of the Company and that are maintained by the Company at that time. Mills shall be entitled to his accrued salary through the date of termination and the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination.

               (c) Termination for Good Cause. If employment is terminated for good cause (as determined in good faith by the Board of Directors of the Company), or if Mills resigns before the expiration of the term of this Agreement, the Company shall have no obligation to pay any salary or any other amount in lieu thereof for any period after the date of termination of employment. Mills shall be entitled to his accrued salary through the date of termination and the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination.

               (d) Termination Without Good Cause. If the Company terminates Mills's employment without good cause before the expiration of the term of this Agreement (other than as a result of Mills's death or permanent incapacity), the Company shall have no obligation to pay any salary or any other amount in lieu thereof for any period after the date of termination of employment. Mills shall be entitled to his accrued salary through the date of termination and the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination. The Option shall be exercisable to purchase all of the Common Shares subject to the Option immediately, to the extent not already purchased, 30 days before such termination of Mills's employment by the Company.

               (e) Transfer of Insurance Policies. If Mills's employment by the Company is terminated for any reason except Mills's death, the Company will cooperate with Mills, to the extent Mills so desires, to transfer to Mills, at no cost to the Company and in exchange for a payment by Mills to the Company equal to the value of the Company's interest in the policies, any life and disability insurance maintained by the Company on his behalf immediately before the termination of his employment, to the extent permitted by the applicable insurance policies.

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               (f) No Other Employment Benefits. Except for the payments and benefits expressly provided for in this paragraph 5, Mills shall not be entitled to any salary, bonus, or any other employment benefits, however designated, after his termination of employment with the Company.

        6. Payment. Amounts equal to, or based on, salary, other than deferred compensation, as well as death benefits, if any, pursuant to paragraph 5.(a), other than proceeds of life insurance, and amounts equal to, or based on, salary, if any, other than deferred compensation and proceeds of life insurance, paid pursuant to paragraphs 5.(b), 5.(c) and 5.(d), shall be paid in monthly or other regular periodic installments no less frequent than monthly. Amounts equal to the pro rata portion of Mills's bonus for the year of termination paid pursuant to paragraphs 5.(a), 5.(b), 5.(c) and 5.(d) shall be paid at the time they are paid to other participants in the applicable bonus plan. Deferred compensation, with interest thereon, shall be paid as provided in the Jacobson Stores Inc. Deferred Compensation Plan, as amended from time to time. All such payments shall be made to Mills while he is living; and in the event of his death, the payments shall be made to Mills's wife, if she is then living, or to his estate or any beneficiary or beneficiaries he designates in writing during his lifetime.

        7.     Confidentiality and Non-Solicitation.

               (a) Mills will not at any time during or after his employment with the Company, directly or indirectly, disclose or make accessible to any person or entity or use in any way for his own personal gain (i) any confidential and secret information as to the prices, costs, discounts, or profit margins of any goods or services sold, purchased or handled by the Company (or its subsidiaries), or (ii) any confidential or secret information relating to the Company's (or its subsidiaries') financial structure, store layouts, supply sources, designs, procedures, information systems, administration or operations, except as authorized or directed by the Company and except that the foregoing restrictions will not apply to information generally available to others in the Company's line of business, information in the public domain, information disclosed or made available by the Company to any other person on a non-confidential basis or disclosures Mills is required by law to make. Upon termination of Mills's employment with the Company for any reason, Mills will immediately return to the Company all confidential materials over which he exercises any control.

               (b) Mills will not at any time during his employment by the Company and for two years thereafter, directly or indirectly, solicit for any purpose, interfere with, entice away from the Company (or its subsidiaries) or hire any employee or agent of the Company (or its subsidiaries) who was employed by the Company within one year before the termination of his employment.

               (c) Paragraphs 7.(a) and 7.(b) are intended, among other things, to protect the confidential information described in paragraph 7.(a) and relate to matters which are of a special and unique character, and their violation may cause irreparable injury to the Company, the amount

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of which will be extremely difficult, if not impossible, to determine and which cannot be adequately compensated by monetary damages alone. Therefore, if Mills breaches or threatens to breach any of those paragraphs, in addition to any other remedies which may be available to the Company under this agreement or at law or equity, the Company may obtain an injunction, restraining order, or other equitable relief against Mills and such other persons and entities as are appropriate.

        8. Miscellaneous Provisions. This Agreement supersedes all previous employment agreements between the parties. It shall be construed according to the laws of Michigan, and shall be binding on and enforceable by the parties and their successors in interest. In addition to all other remedies available at law, it shall be specifically enforceable by any court having jurisdiction. Paragraph headings are for convenience only and shall not affect the construction of any provision. The rights and obligations hereunder shall survive the expiration of the term of this Agreement.

IN THE PRESENCE OF:                         JACOBSON STORES INC.

/s/  Frank W. Hones              By: /s/  Paul W. Gilbert
-----------------------              ---------------------------------------
                                               Paul W. Gilbert,
                                                  Vice Chairman of the Board

/s/  Madeleine V. Hanes          By: /s/  Richard Z. Rosenfeld
-----------------------              ---------------------------------------
                                               Richard Z. Rosenfeld,
                                                  Secretary

/s/  Frank W. Hones                  /s/  P. Gerald Mills
-----------------------              ---------------------------------------
                                             P. Gerald Mills

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